Exhibit 3.30

BY-LAWS

OF

IMS Government Solutions, Inc.

Section 1. LAW, CERTIFICATE AND BY-LAWS

1.1 These by-laws are subject to the certificate of incorporation (the “Certificate”) of IMS Governmental Solutions, inc. (the “Corporation”). In these by-laws, references to law, the Certificate and by-laws mean the law, the provisions of the Certificate and the by-laws as from time to time in effect. Capitalized terms used and not defined herein shall have the same meaning as set forth in the Certificate.

1.2 The fiscal year of the Corporation shall end on the last day of December of each year.

Section 2. SOLE STOCKHOLDER

IMS Health, Inc is the sole stockholder of the Corporation. All actions of the sole stockholder of the Corporation may be taken by written consent.

Section 3. BOARD OF DIRECTORS

3.1 Number and Composition. The number of directors which shall constitute the whole board, and the composition of the board, shall be as set in the Certificate.

3.2 Tenure. Except as otherwise provided by law or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. The sole stockholder may remove any director at any time with or without cause and without prior notice.

3.3 Powers. Except as specifically set forth in the Certificate, the board of directors shall have no authority to exercise any of the powers of the Corporation or do any acts on behalf of the Corporation, and things as are not by law, except as approved by the sole stockholder or the Operations Committee.

3.4 Vacancies. Vacancies may be filled by the sole stockholder. The directors shall have and may exercise all their power notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law, of the Certificate or of these by-laws as to the number of directors required for a quorum of for any vote of other actions.

3.5 Committees. The board of directors shall have two committees, the Operations Committee and the Compliance Committee.

3.5.1 The Operations Committee shall consist of the Internal Directors and shall be responsible for all operations of the Corporation, except for those matters delegated to and undertaken by the Compliance Committee, as set forth below. The Operations Committee, and such other committees as the Operations Committee may designate, is hereby delegated all of the powers and authority of the Board of Directors of the Corporation, except for those powers specifically reserved to the Compliance Committee. Except for matters adopted or approved by the Operations Committee, the board of directors shall have no authority to exercise any of the powers of the Corporation and no vote or action of the board of directors will be effective without the approval of the sole stockholder of the Corporation.

3.5.2 The Compliance Committee shall be responsible for material compliance matters as set forth in (i) any Organizational Conflict of Interest Compliance Plan for IMS Government Solutions, Inc., under a contract relating to the Zone Program Integrity Contractor for The Centers for Medicare and Medicaid Services (as amended, the “Plan”) and (ii) other similar Organizational Conflict of Interest Plans as may be required by Federal Government agencies and designated as such by the Corporation to perform federal contracts with those agencies (collectively, (i) and (ii) are the “Plans”). The Director of Contract Compliance or other employee designated by the Operations Committee (the “DCC”) will report any compliance issues associated with the Plans directly to the Compliance Committee. The Compliance Committee is hereby delegated the powers of the board of directors and the Corporation necessary to undertake the matters for which the Compliance Committee is responsible pursuant to this Certificate.

3.6 Regular Meetings. Regular meetings of the board of directors may be held without call or notice at such places within or without the State of Delaware and at such times as the directors may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors and the sole stockholder.

3.7 Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairman of the board, reasonable notice thereof being given to each director and the sole stockholder by the secretary or by the chairman of the board.

3.8 Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telegram or completed facsimile transmission at least twenty-four hours before the meeting addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

3.9 Quorum. Except as may be otherwise provided by law, by the Certificate or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

3.10 Action by Vote. Except as may be otherwise provided by law, by the Certificate or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors provided that no action or vote of the board of directors shall be effective or valid unless adopted or approved by the sole stockholder or the Operations Committee.

3.11 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors or a committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case maybe.

3.12 Participation in Meetings by Conference Telephone. Members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

3.13 Compensation. In the discretion of the sole stockholder but subject to the limitations set forth in the Certificate, each director may be paid such fees for his services as director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as the sole stockholder from time to time may determine. Nothing contained in this section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving reasonable compensation therefor.

Section 4. OFFICERS AND AGENTS

4.1 Enumeration; Qualification. The officers of the Corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the sole stockholder or the Operations Committee from time to time may in its discretion elect or appoint including without limitation a chairman of the board, one or more vice presidents and a controller. The Corporation may also have such agents, if any, as the sole stockholder or the Operations Committee from time to time may in its discretion choose. Any officer may be but none need be a director or stockholder. Any two or more offices may be held by the same person.

4.2 Powers. Subject to law, to the Certificate and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the sole stockholder or the Operations Committee may from time to time designate.

4.3 Election. The officers shall be elected by the Operations Committee. At any time or from time to time the Operations Committee may delegate to any officer its power to elect or appoint any other officer or any agents.

4.4 Tenure. Each officer shall hold office at the pleasure of the sole stockholder. Each agent shall retain his authority at the pleasure of the sole stockholder.

4.5 Chairman of the Board of Directors. President and Vice President. The chairman of the board, if any, shall have such duties and powers as shall be designated from time to time by the sole stockholder. Unless the sole stockholder otherwise specifies, the chairman of the board shall preside, or designate the person who shall preside, at all meetings of the board of directors.

Unless the sole stockholder or the Operations Committee otherwise specifies, the president shall be the chief executive officer and shall have direct charge of all business operations of the Corporation and, subject to the control of the directors, shall have general charge and supervision of the business of the Corporation.

4.6 Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the Corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the sole stockholder. If no controller is elected, the treasurer shall also have the duties and powers of the controller.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the sole stockholder.

4.7 Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all actions by written consent of stockholders or directors. In the absence of the secretary from any meeting, an assistant secretary, or if there be none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed the secretary shall keep or cause to be kept the stock and transfer records of the Corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. He shall have such other duties and powers as may from time to time be designed by the sole stockholder or the Operations Committee.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the sole stockholder.

Section 5. RESIGNATIONS AND REMOVALS

5.1 Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, the president, or the secretary and to the sole stockholder. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state. The sole stockholder or the Operations Committee may at any time remove any officer either with or without cause. The sole stockholder or the Operations Committee may at any time terminate or modify the authority of any agent.

Section 6. VACANCIES

6.1 If the office of the president, the treasurer, the secretary, or any other officer becomes vacant, the sole stockholder or the Operations Committee may elect a successor. Each such successor shall hold office for the unexpired term, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified or in each case until he sooner dies, resigns, is removed or becomes disqualified. Any vacancy of a directorship shall be filled as specified in Section 3.4 of these by-laws.

Section 7. CAPITAL STOCK

7.1 Stock Certificates. Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the Certificate and the by-laws, be prescribed from time to time by the Operations Committee. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary. Any of or all the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2 Loss of Certificate. In the case of the alleged theft, loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the Corporation against any claim on account thereof, as the sole stockholder may prescribe.

Section 8. TRANSFER OF SHARES OF STOCK

8.1 Transfer on Books. Subject to the restrictions, if any, stated or noted on the stock certificate, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the sole stockholder or the transfer agent of the Corporation may reasonably require. Except as may be otherwise required by law, by the Certificate or by these by-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the Corporation.

Section 9. CORPORATE SEAL

9.1 Subject to alteration by the sole stockholder, the seal of the Corporation shall consist of a flat-faced circular die with the word “Delaware” and the name of the Corporation cut or engraved thereon, together with such other words, dates or images as may approved from time to time by the sole stockholder or the Operations Committee.

Section 10. EXECUTION OF PAPERS

10.1 Except as the sole stockholder or the Operations Committee may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Corporation shall be signed by the chairman of the board, if any, the president, a vice president or the treasurer.

Section 11. AMENDMENTS

11.1 These by-laws may be adopted, amended or repealed by the sole stockholder. Any by-law may be amended or reinstated by the sole stockholder.